Exhibit (a)(11)

STOCK OPTION AMENDMENT AGREEMENT

AGREEMENT made by Novell, Inc. (the “Company”) effective as of          , 2007.

WHEREAS, the Company previously granted to           (the “Optionee”) the options identified on attached Schedule I (the “Options”) to purchase shares of the Company’s common stock under one or more of the Company’s employee stock option plans (individually, a “Plan”).

WHEREAS, the Company and Optionee entered into a Stock Option Agreement (the “Option Agreement”) evidencing each such Option.

WHEREAS, in order to avoid potential adverse tax consequences under Section 409A of the Internal Revenue Code (“Section 409A”), Optionee elected pursuant to his or her Election Form to amend each of the Options to increase the exercise price per share to be in effect for the unexercised portion of that Option which is subject to Section 409A and identified as such on Schedule I (the “Covered Portion”) to the higher exercise price per share indicated for the Covered Portion of such Option on Schedule I. Each such Option has been separated into two parts with the Covered Portion being designated with the letter “A” in front of the original grant number for such Option.

NOW THEREFORE, the parties hereby agree as follows:

1. Increased Exercise Price.  The exercise price per share set forth in the Option Agreement for each of the Options listed on Schedule I is hereby increased, with respect to the shares subject to the Covered Portion of that Option, to the higher exercise price per share set forth for that Option on Schedule I.

2. Entire Agreement.  This Agreement, together with the Option Agreements (to the extent not expressly amended hereby), the applicable Plan under which each Option is outstanding and the Notice represents the entire agreement of the parties with respect to the Options, the Covered Portions thereof and the Cash Bonus and supersedes any and all previous contracts, arrangements or understandings between the parties with respect to such Options and the Cash Bonus. This Agreement may be amended at any time only by means of a writing signed by Optionee and an authorized officer of the Company.

3. Continuation of Option Agreements.  Except for the foregoing increases to the exercise prices per share for the Covered Portions of the Options, no other terms or provisions of the Option Agreements for such Options or the applicable Plans have been modified as a result of this Agreement, and those terms and provisions shall continue in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of Novell, Inc. by a duly-authorized officer as of the date indicated above.

NOVELL, INC.

By: Alan Friedman
TITLE: Senior Vice President, People

SCHEDULE I

AMENDED OPTIONS

Original Grant Number:

		Total		New
		Number of		Exercise
		Shares	Exercise	Price per
Amended	Indicated	Subject to	Price per	Share
Grant	Grant	Covered	Share Prior	Following
Number	Date	Portion	to Amendment	Amendment

			$	$